EXHIBIT 3


         Neither the Warrant represented by this certificate nor the securities issuable upon exercise hereof (including securities issuable upon conversion of the Preferred Shares defined below) have been registered under the Securities Act of 1933, as amended (the "Act") or applicable state securi ties laws. The securities have been acquired for investment and may not be offered for sale, sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act and applicable state securities laws, or unless an exemption from registration is available.



WARRANT NO. W-1                                    UP TO 16,000 PREFERRED SHARES

                               WARRANT CERTIFICATE

                               NAVARRE CORPORATION

         This Warrant Certificate certifies that Fletcher International Limited, or its registered assigns, is the registered holder of one Warrant (the "Warrant") expiring on the Termination Date (as defined below) to purchase shares of Class B Preferred Stock, no par value (the "Preferred Shares"), of NAVARRE CORPORATION, a Minnesota corporation (the "Issuer"). The Warrant entitles the holder to purchase from the Issuer up to 16,000 Preferred Shares, at an exercise price per Preferred Share of $250 (the "Exercise Price").

         The Warrant represented hereby was issued on August 20, 1999 (the "Issuance Date") pursuant to the Amended and Restated Subscription Agreement of the Issuer dated as of July 31, 1999 (the "Subscription Agreement"), and is subject to the terms and conditions thereof. The Issuance Date was the Initial Closing Date under the Subscription Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Subscription Agreement. A copy of the Subscription Agreement may be obtained by the registered holder hereof upon written request to the Issuer.

         The Warrant represented hereby may be exercised on any Trading Day (a "Warrant Exercise Date") from and including the Issuance Date to and including
(x) the third annual anniversary thereof, in the event this Warrant was issued originally on the Initial Closing Date or the Primary Navarre Closing Date and
(y) the fourth annual anniversary thereof, in the event this Warrant was issued originally on the Primary Fletcher Closing Date, plus, in the case of the preceding clause (x) or (y) one additional Trading Day for each Trading Day that the Registration Requirement (as defined in Section 3.A.d of the Subscription Agreement) is not satisfied with respect to the shares of Common Stock issuable upon conversion of the Preferred Shares issuable upon exercise of this


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Warrant. The Exercise Price multiplied by the Exercise Amount (as defined below)
at any Warrant Exercise Date is referred to herein as a "Warrant Purchase
Price".

         The Warrant represented hereby shall have the following additional terms:

1. To exercise the Warrant, the registered holder must, prior to the Termination Date, surrender this Warrant Certificate to the Issuer at its principal office with the Exercise Notice attached hereto (an "Exercise Notice") duly completed and signed by the registered holder hereof and stating the total number of Preferred Shares in respect of which the Warrant is then exercised (the "Exercise Amount") and tender in cash or by certified or official bank check the applicable Warrant Purchase Price. The Warrant shall be exercisable only in the minimum amount of 1,500 Preferred Shares (or such lesser amount as shall constitute the full amount remaining of this Warrant).

2. On the third Trading Day following a Warrant Exercise Date (an "Issue Date") the Issuer shall issue and cause to be delivered to the registered holder hereof at such address as such holder shall specify in the Exercise Notice a certificate or certificates for the number of full Preferred Shares issuable upon the exercise of such Warrant, registered in such holder's name, provided that the holder may, at its option, instruct the Issuer to cause the simultaneous conversion on the Issue Date of all or part of the Preferred Shares otherwise deliverable to the holder into shares of Common Stock in accordance with the terms thereof, in which case the Issuer shall instead deliver to the holder on the Issue Date via book-entry transfer or, at the holder's option, at such address specified by the holder, one or more certificates for the number of shares of Common Stock so converted and, if the Preferred Shares were not converted in whole, one or more stock certificates for the number of Preferred Shares not so converted. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Preferred Shares and shares of Common Stock, if any, as of such Warrant Exercise Date.

3. If on such Issue Date the number of Preferred Shares to be delivered shall be less than the total number of Preferred Shares deliverable hereunder, there shall be issued to the holder hereof or his assignee on such Issue Date a new warrant certificate substantially identical to this Warrant Certificate, except that such new warrant certificate shall evidence the right to purchase the number of Preferred Shares equal to (x) the total number of Preferred Shares deliverable hereunder less (y) the number of Preferred Shares so delivered.

4. For so long as the Warrant represented hereby has not been exercised in full, the Issuer shall at all times prior to the Termination Date reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, for issuance upon exercise of the Warrant represented hereby, the maximum number of shares of Preferred Shares then so issuable and shares of Common Stock issuable upon conversion of such Preferred Shares in


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         accordance with their terms. In the event the number of shares of
         Common Stock issuable in respect of the Preferred Shares exceeds the authorized number of shares of Common Stock or other securities, the Issuer shall promptly take all actions necessary to increase the authorized number, including causing its Board of Directors to call a special meeting of shareholders and recommend such increase.

5. By accepting delivery of this Warrant Certificate, the registered holder hereof covenants and agrees with the Issuer not to exercise the Warrant or transfer the Warrant or the Preferred Shares represented hereby except in compliance with the terms of the Subscription Agreement and this Warrant Certificate.

6. By accepting delivery of this Warrant Certificate, the registered holder hereof covenants and agrees with the Issuer that no Warrant may be sold, assigned, conveyed, encumbered, pledged, hypothecated or in any other manner disposed of or transferred, in whole or in part, unless and until such holder shall deliver to the Issuer (i) written notice of such transfer and of the name and address of the transferee and such notice has been received by the Issuer; and (ii) a written agreement of the transferee to comply with the terms of the Subscription Agreement and this Warrant Certificate. If a portion of the Warrant is transferred, all rights of the registered holder hereunder may be exercised by the transferee provided that any registered holder of the Warrant may deliver an Exercise Notice only with respect to the Preferred Shares subject to such holder's portion of the Warrant.

7. The Issuer will pay all documentary stamp taxes (if any) attributable to the issuance of Preferred Shares upon the exercise of the Warrant by the registered holder hereof; provided, however, that the Issuer shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of the Warrant Certificate or any certificates for Preferred Shares in a name other than that of the registered holder of the Warrant Certificate surrendered upon the exercise of a Warrant, and the Issuer shall not be required to issue or deliver the Warrant Certificate or certificates for Preferred Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

8. In case this Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Issuer may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor, but only upon receipt of evidence reasonably satisfactory to the Issuer of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, reasonably satisfactory to the Issuer. Applicants for a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Issuer may prescribe.


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9.       The Issuer shall serve as warrant agent (the "Warrant Agent") under this Agreement. The Warrant Agent hereunder shall at all times maintain a register (the "Warrant Register") of the holders of Warrants. Upon 30 days' notice to the registered holder hereof, the Issuer may appoint a new Warrant Agent. Such new Warrant Agent shall be a corporation doing business and in good standing under the laws of the United States or any state thereof, and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such new Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent annual report of its condition published by such Warrant Agent prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a federal or state supervising or examining authority. After acceptance in writing of such appointment by the new Warrant Agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be reasonably necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Issuer and shall be legally and validly executed and delivered by the Issuer.

         Any corporation into which the Issuer or any new Warrant Agent may be merged or any corporation resulting from any consolidation to which the Issuer or any new Warrant Agent shall be a party or any corporation to which the Issuer or any new Warrant Agent transfers substantially all of its corporate trust or shareholders services business shall be a successor Warrant Agent under this Agreement without any further act; provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of this Section or
         (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to the registered holder hereof at such holder's last address as shown on the Warrant Register.

         This Warrant Certificate shall not be valid unless signed by the Issuer.

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         IN WITNESS WHEREOF, Navarre Corporation has caused this Warrant
Certificate to be signed by its duly authorized officer.



Dated: August ___, 1999
                                       NAVARRE CORPORATION


                                       By:
                                           -------------------------------------
                                       Name:
                                       Title: